Exhibit 99.1

FOR IMMEDIATE RELEASE

HENRY SCHEIN ANNOUNCES NEW $750 MILLION CREDIT FACILITY

MELVILLE, N.Y., April 19, 2017 — Henry Schein, Inc. (Nasdaq: HSIC), the world’s largest provider of health care products and services to office-based dental, animal health, and medical practitioners, today announced that it has amended its revolving credit facility, including an increase in the maximum borrowing amount from $500 million to $750 million, and an extension of the facility through September 2022. JP Morgan Securities LLC and U.S. Bank NA served as Joint Lead Arrangers for the new facility.

“We are pleased to announce the increase of our credit facility, which in combination with our strong cash flow, offers us the additional flexibility to take advantage of acquisition and share repurchase opportunities, as well as to use it for working capital and general corporate purposes,” said Steven Paladino, Executive Vice President and Chief Financial Officer of Henry Schein. “The facility supports our long-term internal and acquisition growth strategies while maintaining a strong capital structure.”

About Henry Schein, Inc.

Henry Schein, Inc. (Nasdaq:HSIC) is the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners. The company also serves dental laboratories, government and institutional health care clinics, and other alternate care sites. A Fortune 500® Company and a member of the S&P 500® and the NASDAQ 100® indexes, Henry Schein employs more than 21,000 Team Schein Members and serves more than 1 million customers.

The company offers a comprehensive selection of products and services, including value-added solutions for operating efficient practices and delivering high-quality care. Henry Schein operates through a centralized and automated distribution network, with a selection of more than

120,000 branded products and Henry Schein private-brand products in stock, as well as more than 180,000 additional products available as special-order items. The company also offers its customers exclusive, innovative technology solutions, including practice management software and e-commerce solutions, as well as a broad range of financial services.

Headquartered in Melville, N.Y., Henry Schein has operations or affiliates in 33 countries. The company’s sales reached a record $11.6 billion in 2016, and have grown at a compound annual rate of approximately 15% since Henry Schein became a public company in 1995. For more information, visit Henry Schein at www.henryschein.com, Facebook.com/HenrySchein and @HenrySchein on Twitter.

CONTACTS:	Ann Marie Gothard Vice President, Corporate Media Relations Annmarie.gothard@henryschein.com (631) 390-8169

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